Exhibit 10.3
PHI, INC.
SENIOR MANAGEMENT INCENTIVE BONUS PLAN
I. Purpose
     The purpose of the PHI, Inc. Senior Management Incentive Bonus Plan (the “Plan”) is to advance the interests of PHI, Inc., a Louisiana corporation (the “Company”), by providing key executives of the Company with cash bonus opportunities based on the Company’s performance.
II. Term
     The effective date of this Plan is January 1, 2011. The Plan will remain in effect for successive fiscal years beginning on January 1, 2011 (each, a “Plan Year”) until terminated by the Compensation Committee of the Company’s Board of Directors (the “Committee”).
III. Administration
     The Plan shall be administered by the Committee. The authority of the Committee shall include, in particular, authority to:
(a)	designate participants and target award percentages for each Plan Year;

(b)	establish performance measures and objectives, as well as the particular targets, for each Plan Year;

(c)	consider the achievement of the performance measures and objectives and whether any payment will be made hereunder; and

(d)	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan.
IV. Eligibility
     The participants in this Plan (the “Participants”) shall be those officers and key employees who directly impact the Company’s financial and business performance and who do not participate in the Company’s Employee Incentive Bonus Plan. The specific positions eligible to participate in the Plan shall be reviewed and determined annually by the Committee. To be eligible to receive an award under the Plan for a given Plan Year, employees must remain actively employed through the payment date for awards under the Plan for such year unless otherwise determined by the Committee.
V. Change in Eligibility Status
     In making decisions regarding the selection of Participants, the Committee may consider any factors that it may consider relevant. However, the following guidelines set forth the general parameters governing eligibility based on the occurrence of the events described below:

(a)	New Hire, Transfer, Promotion. An employee who is hired, transferred or promoted during the Plan Year may participate in the Plan on a pro rata basis as of the date the employee was hired, transferred or promoted.

(b)	Termination. An award under the Plan will generally not be made to any Participant whose services are terminated for any reason prior to the payment date for awards under the Plan for a given Plan Year.

(c)	Resignation. An award under the Plan will generally not be made to any Participant who resigns for any reason, including retirement, prior to the payment date for awards under the Plan for a given Plan Year. However, in the Committee’s sole discretion, the Participant may be considered for a pro rata award, provided the Participant otherwise qualifies for the award.
     Nothing in the Plan shall confer any right to any employee to continue in the employ of the Company.
VI. Performance Measures
(a)	Performance Measures. The performance measures applicable under the Plan will include a financial component and a safety component. Unless the Committee determines otherwise for a given Plan Year, the financial component shall be measured by earnings before taxes of the Company and the safety component shall be measured by a combination of number of flight accidents, Total Recordable Injury Rate (“TRIR”) and Total Proactive Efforts Rate (“TPER”). The resulting awards under the Plan will be based on the level of achievement of the financial measure, as adjusted upward or downward to reflect the Company’s achievement of the safety measures.

(b)	Setting Performance Targets and Individual Award Opportunities. Except as noted below with respect to the 2011 Plan Year, prior to the end of the first quarter of each Plan Year, the Committee will specify (i) the specific targets relative to each performance measure applicable for that year under the Plan to Participants, and (ii) the individual award opportunities of each Participant for the Plan Year, which will be a percentage of the Participant’s base salary based on Company’s achievement of the financial target at three levels — a threshold level, the target level (generally, equivalent to the business plan for the year) and a stretch level. With respect to the 2011 Plan Year, the Committee will specify the targets and individual award opportunities as set forth above promptly following the approval of the Plan. Once the specific targets have been set for a given Plan Year, management will communicate the targets to Participants in the Plan.

(c)	Earnings Before Taxes. For purposes of the Plan, in determining whether the required earnings before taxes (“EBT”) target of the Company or of a business unit has been achieved for a given Plan Year, the following shall be excluded from the calculation of EBT:

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1.	interest income;

2.	gains or losses related to the sale of aircraft;

3.	gains or losses related to investments; and

4.	gains or losses related to financial arrangements.
     For purposes of the Plan, EBT for a given Plan Year shall not be reduced by any amounts paid under bonus or incentive plans for that year.
VII. Payout of Awards
(a)	Determination of Award Amounts. Following the end of each Plan Year, the Committee will determine the Company’s level of achievement of the applicable financial and safety performance measures. If the threshold level of the financial measure has been achieved, the Committee will calculate each Participant’s award opportunity under the Plan as a percentage of the Participant’s base salary, which shall then be adjusted upward or downward to reflect the level of achievement of the safety measures if applicable.

(b)	Discretionary Adjustments. The Committee, in its sole discretion, may adjust any award payable under the Plan upward or downward to reflect the Company’s achievement of other performance goals or the Committee’s subjective assessment of the individual performance of the Participant. The chief executive officer may make recommendations to the Committee with respect to such adjustments for Participants other than himself.

(c)	Payment Timing. Payments of any awards under the Plan will be made by March 15 of the year following the Plan Year.
VIII. Miscellaneous
(a)	Nothing in this Plan is to be considered a guarantee of an award. Any payments under the Plan shall be in the sole discretion of the Committee. The Company shall have no obligation to set aside, earmark or invest any fund or money with which to pay bonuses under the Plan.

(b)	The grant of an award under the Plan shall not constitute an assurance of continued employment. Any decisions by the Committee are final and binding on all parties.

(c)	Participant payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability. The Company retains the right to withhold payment from any Participant who violates Company policies or for any other reason.

(d)	The payments made hereunder are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exception from compliance with Section 409A, and the terms of the Plan related thereto shall be construed accordingly. Any payments hereunder that are subject to Section 409A shall not be accelerated or postponed unless permitted under Section 409A.

(e)	If any term or provision of the Plan shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the participant and the Company intend for any court construing the Plan to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

(f)	The Committee shall have the right to amend or terminate the Plan at any time in its sole discretion.

(g)	This Plan shall be governed and construed under the laws of the State of Louisiana.
     IN WITNESS WHEREOF, PHI has adopted this Plan on the 5th day of May, 2011.

PHI, INC.
BY:	/s/ Al A. Gonsoulin
Chairman of the Board

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